UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) June 15, 2006
Waste Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-25955	01-0780204
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

1122 International Blvd., Suite 601, Burlington, Ontario, Canada	L7L 6Z8
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (905) 319-1237

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 — Financial Information
Item 2.03(a) — Creation of a Direct Financial Obligation.
Waste Services, Inc. has entered into an amendment to its existing senior credit facility which provides it with more flexible terms, including the ability to increase the size of its Canadian revolving credit facility and to allow for the potential redemption of its outstanding preferred stock.
Section 3 Securities and Trading Markets
Item 3.02 — Unregistered Sales of Equity Securities.
As previously announced on a form 8-K dated April 18, 2006, Waste Services, Inc. announced that it had completed the acquisition of the Materials Recovery Facility and Solid Waste Transfer Station in Taft, Florida. In addition to the $11.0 million in cash and $4.0 million by the issuance of 1,269,841 shares of restricted common stock of Waste Services, Inc. paid at that time, a deferred purchase price of $1.5 million in cash and $4.0 million by the issuance of 1,269,842 shares of restricted common stock was to be paid at the time the final Orange County Solid Waste Management Permit was issued. The final permit has been issued and the deferred purchase price was paid on June 15, 2006. Of the 1,269,842 shares of common stock, 769,842 shares were newly issued and 500,000 shares were transferred from treasury. The $3.15 price per share of common stock was negotiated at the time of execution of the agreement.
The issuance of the common stock is exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) of the Act and the rules and regulations promulgated thereunder on the basis that it did not involve a public offering.
Section 9 Financial Statements and Exhibits
Item 9.01 — Financial Statements and Exhibits
(d)     Exhibits
20.1	Amendment to Amended and Restated Credit Agreement dated as of June 20, 2006.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WASTE SERVICES, INC.
	By:	/s/ Ivan R. Cairns
Ivan R. Cairns
Date: June 20, 2006		Executive Vice President and General Counsel

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